United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Form U-13-60

                                  Annual Report
                                 For the Period

             Beginning January 1, 2003 and Ending December 31, 2003


                                     TO THE

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                       FOR

                        EXELON BUSINESS SERVICES COMPANY

                          A Subsidiary Service Company

Date of Incorporation               12/31/00
                       ------------------------------

State of Sovereign Power under which Incorporated or Organized     Pennsylvania
                                                               -----------------

Location of Principal Executive Offices of Reporting Company
                  10 South Dearborn St., Chicago, IL 60680-5379
                  ---------------------------------------------


Name, title, and address of officer to whom correspondence concerning this report should be addressed:

 Robert S. Shapard        Executive Vice-President and Chief Financial Officer
----------------------   -------------------------------------------------------
     (Name)                                   (Title)

                10 South Dearborn Street, Chicago, IL 60680-5379
                ------------------------------------------------
                                    (Address)


Name of Principal  Holding  Company Whose  Subsidiaries  are served by Reporting
Company:

                               Exelon Corporation
--------------------------------------------------------------------------------



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

                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                             Schedule of
                                                                             Account           Page
Description of Schedules and Accounts                                        Number            Number
-----------------------------------------------------------------------------------------------------
Comparative Balance Sheet                                                    Schedule I          4-5

Service Company Property                                                     Schedule II         6

Accumulated Provision for Depreciation
   and Amortization of Service Company Property                              Schedule III        7

Investments                                                                  Schedule IV         8

Accounts Receivable from Associate Companies                                 Schedule V          9-10

Fuel Stock Expenses Undistributed                                            Schedule VI         11

Stores Expense Undistributed                                                 Schedule VII        11

Miscellaneous Current and Accrued Assets                                     Schedule VIII       12

Miscellaneous Deferred Debits                                                Schedule IX         12

Research, Development, or Demonstration Expenditures                         Schedule X          13

Proprietary Capital                                                          Schedule XI         13-14

Long-Term Debt                                                               Schedule XII        14

Current and Accrued Liabilities                                              Schedule XIII       15

Notes to Financial Statements                                                Schedule XIV        16

Comparative Statement of Income                                              Schedule XV         17

Analysis of Billing - Associated Companies                                   Account 457         18

Analysis of Billing - Non Associate Companies                                Account 458         19

Analysis of Charges for Service-Associate and
     and Non Associate  Companies                                            Schedule XVI        20-23

Schedule of Expense Distribution by Department or Service Function           Schedule XVII       24-27

Departmental Analysis of Salaries                                            Account 920         28

Outside Services Employed                                                    Account 923         29-42

Employee Pensions and Benefits                                               Account 926         43

General Advertising Expenses                                                 Account 930.1       44-45

Miscellaneous General Expenses                                               Account 930.2       46

Rents                                                                        Account 931         46




                                       2
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                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

                                                                             Schedule of
                                                                             Account           Page
Description of Schedules and Accounts                                        Number            Number
-----------------------------------------------------------------------------------------------------
Taxes Other Than Income Taxes                                                Account 408         47

Donations                                                                    Account 426.1       48-50

Other Deductions                                                             Account 426.5       51

Notes to Statement of Income                                                 Schedule XVIII      52

Organization Chart                                                                               53

Methods of Allocation                                                                            54

Annual Statement of Compensation for Use of Capital Billed                                       55

Exhibit 1: Non-Service Associate Company Transactions                                            56

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

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                     Schedule I - Comparative Balance Sheet
                                 (in thousands)
Give balance sheet of the Company as of December 31 of the current period and prior year.

Account       Assets and Other Debits                            As of December 31
                                                                Current        Prior
              Service Company Property

      101   Service Company Property (Schedule II)             $ 248,581    $ 162,382
      107   Construction work in progress (Schedule II)           12,259       94,273
                                                               ---------    ---------
            Total Property                                     $ 260,840    $ 256,655

      108   Less accumulated provision for depreciation
              and amortization of service company property
            (Schedule III)                                        83,313       79,559
                                                               ---------    ---------
            Net Service Company Property                       $ 177,527    $ 177,096
                                                               ---------    ---------

            Investments

      123   Investments in associate companies (Schedule IV)   $      --    $      --
      124   Other Investments (Schedule IV)                       12,233        7,778
                                                               ---------    ---------
            Total Investments                                  $  12,233    $   7,778
                                                               ---------    ---------

            Current and Accrued Assets

      131   Cash                                               $      --    $      --
      134   Special deposits                                          --           --
      135   Working funds                                             --           --
      136   Temporary cash investments (Schedule IV)                  --           --
      141   Notes receivable                                          --           --
      143   Accounts receivable                                   36,542       40,473
      144   Accumulated provision for uncollectible accounts          --           --
      146   Accounts receivable from associate companies          48,559       87,206
            (Schedule V)
      152   Fuel stock expenses undistributed (Schedule VI)           --           --
      154   Materials and supplies                                    --           --
      163   Stores expense undistributed (Schedule VII)               --           --
      165   Prepayments                                           20,476       26,177
      174   Miscellaneous current and accrued assets                  --           --
            (Schedule VIII)                                           --           --
                                                                            ---------
            Total Current and Accrued Assets                   $ 105,577    $ 153,856
                                                               ---------    ---------

      Deferred Debits
      181   Unamortized debt expense                           $      --    $      --
      184   Clearing Accounts                                        478        1,212
      186   Miscellaneous deferred debits (Schedule IX)              175        2,134
      188   Research, development, or demonstration
            expenditures (Schedule X)                                 --           --
      190   Accumulated deferred income taxes                     (2,489)      61,762
                                                               ---------    ---------
            Total Deferred Debits                              $  (1,836)   $  65,108
                                                               ---------    ---------

            TOTAL ASSETS AND OTHER DEBITS                      $ 293,501    $ 403,838
                                                               =========    =========

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

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                     Schedule I - Comparative Balance Sheet
                                 (in thousands)
Account       Liabilities and Proprietary Capital                    As of December 31,
                                                                     Current       Prior
              Proprietary Capital

      201   Common stock issued (Schedule XI)                      $      --    $      --
      211   Miscellaneous paid-in capital (Schedule XI)               11,176       11,176
      215   Appropriated retained earnings (Schedule XI)                  --           --
      216   Unappropriated retained earnings (Schedule XI)              (320)      (2,000)
                                                                   ---------    ---------
            Total Proprietary Capital                              $  10,856    $   9,176
                                                                   ---------    ---------

            Long-Term Debt

      223   Advances from associate companies (Schedule XII)       $      --    $      --
      224   Other long-term debt (Schedule XII)                           --           --
      225   Unamortized premium on long-term debt                         --           --
      226   Unamortized discount on long-term debt - debit                --           --
                                                                   ---------    ---------
            Total Long-Term Debt                                   $      --    $      --
                                                                   ---------    ---------

            Current and Accrued Liabilities

      231   Notes payable                                          $      --    $      --
      232   Accounts payable                                          83,837       94,328
      233   Notes payable to associate companies (Schedule XIII)     115,000       77,700
      234   Account payable to associate companies                     4,021       54,140
            (Schedule XIII)
      236   Taxes accrued                                             36,610      (11,744)
      237   Interest accrued                                              --           --
      238   Dividend declared                                             --           --
      241   Tax collections payable                                      148         (364)
      242   Miscellaneous current and accrued liabilities              8,617       15,094
            (Schedule XIII)
                                                                   ---------    ---------
            Total Current and Accrued Liabilities                  $ 248,233    $ 229,154
                                                                   ---------    ---------

            Deferred Credits

      253   Other deferred credits                                 $  81,784    $ 135,146
      254   Accumulated deferred investment tax credits                   --           --
                                                                   ---------    ---------
            Total Deferred Credits                                 $  81,784    $ 135,146
                                                                   ---------    ---------

      282   Accumulated Deferred Income Taxes                      $ (47,372)   $  30,362
                                                                   ---------    ---------

             TOTAL LIABILITIES AND PROPRIETARY
                CAPITAL                                            $ 293,501    $ 403,838
                                                                   =========    =========

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

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                                Schedule II - Service Company Property
                                                            (in thousands)

                                                 Balance at                Retirements              Balance
                                                 Beginning                 or           Other 1    at Close
Description                                      of Year      Additions    Sales        Changes    of Year
Service Company Property
Account

      301   Organization                      $      --   $      --    $      --    $      --    $      --
      303   Miscellaneous Intangible Plant           --          --           --           --           --
      304   Land and Land Rights                     --          --           --           --           --
      305   Structures and Improvements              --          --           --           --           --
      306   Leasehold Improvements               17,469          --         (407)      (1,735)      15,327
      307   Equipment2                          130,133     109,003       (4,977)     (14,145)     220,014
      308   Office Furniture and
            Equipment                             4,075         628          (60)      (1,897)       2,746
      309   Automobiles, Other Vehicles and
            Related Garage Equipment                 --          --           --           --           --
      310   Aircraft and Airport Equipment        9,570          --           --           --        9,570
      311   Other Service Company
            Property3                             1,135          --         (211)          --          924
                                                          ---------    ---------    ---------    ---------

                SUB-TOTAL                     $ 162,382   $ 109,631    $  (5,655)   $ (17,777)   $ 248,581

      107   Construction Work in Progress 1,4    94,273      10,254           --      (92,268)      12,259
                                              ---------   ---------    ---------    ---------    ---------

                TOTAL                         $ 256,655   $ 119,885    $  (5,655)   $(110,045)   $ 260,840
                                              =========   =========    =========    =========    =========

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1    Provide an explanation of those changes considered  material:  Construction work in progress related to the  implementation of new accounting  software was placed in service in April of 2004.

2 Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year.

                                                          Balance at
         Subaccount Description            Additions     Close of Year
   Computer Software                      $ 88,650          175,638
   Computer Equipment                       20,353           43,431
   Communications Equipment                     --              812
   Office Machines                              --              133
                                          --------         --------
              TOTAL                       $109,003         $220,014
                                          ========         ========


3 Describe other service company property: Other service property primarily consists of graphic arts equipment.

4 Describe construction work in progress: CWIP includes computer software, computer equipment, leasehold improvements, audiovisual equipment, and furniture.


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

                                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                        For the Year Ended December 31, 2003

Schedule III -  Accumulated  Provision  for  Depreciation  and  Amortization  of Service Company Property
                                                (in thousands)


                                                            Addit.
                                                           Charged                  Other
                                               Balance at       to                 Changes      Balance
                                               Beginning   Account    Retire-         Add       at Close
Description                                      of Year       403    ments       (Deduct)*     of Year

Account
     301   Organization                      $     --   $     --    $     --    $     --    $     --
     303   Miscellaneous Intangible Plant          --         --          --          --          --
     304   Land and Land Rights                    --         --          --          --          --
     305   Structures and Improvements             --         --          --          --          --
     306   Leasehold Improvements               4,809      1,164          --      (1,734)      4,239
     307   Equipment                           71,458     23,196      (4,684)    (12,293)     77,677
     308   Office Furniture and Fixtures        2,049        397         (59)     (1,898)        489
     309   Automobiles, Other Vehicles and
           Related Garage Equipment                --         --          --          --          --
     310   Aircraft and Airport Equipment         795        287          --          --       1,082
     311   Other Service Company
           Property                               448         47          --        (669)       (174)
                                             --------   --------    --------    --------    --------

           TOTAL                             $ 79,559   $ 25,091    $ (4,743)   $(16,594) $   83,313
                                             ========   ========    ========    ========    ========


*Provide an explanation of those changes considered material:


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

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                            Schedule IV - Investments
                                 (in thousands)
Instructions:

Complete the following schedule concerning investments.

Under Account 124 "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments," list each investment separately.


                                                                   Balance at            Balance at
 Description                                                      Beginning of Year     Close of Year

Account 123 - Investment in Associate Companies                      $    --               $    --

Account 124 - Other Investments
                    Supplemental Employee Retirement Plan Trust        7,778                12,233

Account 136 - Temporary Cash Investments                                  --                    --

                                                                     -------               -------
                                                 TOTAL               $ 7,778               $23,233
                                                                     -------               -------


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

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                       Schedule V - Accounts Receivable from Associate Companies
                                                            (in thousands)
Instructions:

Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.

                                                           Balance at          Balance at
 Description                                               Beginning of Year   Close of Year

Account 146 - Accounts Receivable from Associate Companies

Adwin Realty Company                                          $    11            $    11
All Energy                                                         --                  1
AmerGen Energy Company, LLC                                     1,919                879
ATNP Finance Company                                               --                  3
Commonwealth Edison Company                                    17,595             12,778
Exelon Boston Generating                                           --                197
Exelon Communications Company, LLC                                  6                 36
Exelon Communications Holding                                     176                 --
Exelon Corporation                                              2,606             12,069
Exelon Energy, Inc.                                               132                 --
Exelon Enterprises Company, LLC                                 2,845              6,313
Exelon Enterprises Investment                                       3                  9
Exelon Enterprises Management, LLC                                 --                 10
Exelon Fore River Develop LLC                                      --                 28
Exelon Generation Company, LLC                                 14,937                 --
Exelon Generation Finance Company                                  --                  5
Exelon Holdings, Inc.                                               8                 --
Exelon Mystic                                                      --                 42
Exelon Mystic Development LLC                                      --                 31
Exelon New England Holdings, Inc                                   --                245
Exelon Power Fossil (formerly Ex Tex LaPorte LP)                   69                 70
Exelon Services, Inc.                                              64                332
Unicom Thermal Holding                                             18                110
F and M Holdings (formerly Exelon Infrastructure Services, Inc.)  111                107
PEC Financial Services, LLC                                        45                 --
PECO Energy Company                                            46,237             15,246
PECO Energy Power Company                                           1                 --
PECO Energy Transition Trust                                      264                 --
Susquehanna Electric Company                                      158                 37
Susquehanna Power Company                                           1                 --
                                                              -------            -------
                                                 TOTAL        $87,206            $48,559
                                                              =======            =======

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

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                 Schedule V - Accounts Receivable from Associate Companies - continued
                                                            (in thousands)

Analysis of Convenience or Accommodation Payments during 2003:
                                                                                 Amount
Affiliate                                                                         Paid
All Energy                                                                     $      27
Commonwealth Edison Company                                                       17,123
Exelon Communications Company, LLC                                                     2
Exelon Corporation                                                                    45
Exelon Energy, Inc.                                                                  235
Exelon Enterprises Company, LLC                                                      388
Exelon Enterprises Management, LLC                                                     2
Exelon Fore River Develop LLC                                                          1
Exelon Generation Company, LLC                                                    31,917
Exelon Mystic                                                                         73
Exelon Mystic Development LLC                                                          1
Exelon Power Fossil                                                                  134
Exelon Services, Inc.                                                                454
Exelon Thermal Holding                                                                52
F and M Holdings                                                                     152
PECO Energy Company                                                              132,862
Powerlabs LLC                                                                          4
Susquehanna Electric Company                                                          41
Susquehanna Power Company                                                              6
                                                                               ---------
                                                 Total Payments                $ 183,519
                                                                               =========


Convenience payments made for:
Account Payables                                                               $ 163,277
Corporate Credit Cards                                                                92
Employee Benefits                                                                 42,772
Information System Purchases                                                       1,166
NEIL Reimbursement                                                               (23,788)
                                                                               ---------
                                                              Total Payments   $ 183,519
                                                                               =========

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

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                            Schedule VI - Fuel Stock Expenses Undistributed
                                                            (in thousands)
Instructions:

Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

                               Description                Labor        Expenses       Total

Account 152 - Fuel Stock Expenses Undistributed

                           None.

                                    TOTAL              $    --       $     --      $     --


Summary:  Not applicable


                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                              Schedule VII - Stores Expense Undistributed
                                                            (in thousands)
Instructions:

Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributed to each associate company.

                               Description                Labor        Expenses       Total

Account 163 - Stores Expense Undistributed

                           None.

                               TOTAL                   $    --       $     --      $     --

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

                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                       Schedule VIII - Miscellaneous Current and Accrued Assets
                                                            (in thousands)
Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

                                                              Balance at          Balance at
 Description                                                  Beginning of Year   Close of Year

Account 174 - Miscellaneous Current and
     Accrued Assets

                           None.

                  TOTAL                                       $      --           $     --



                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                              Schedule IX - Miscellaneous Deferred Debits
                                                            (in thousands)
Instructions:

Provide detail of items in this account. Items less than $10,000 may be grouped by class by showing the number of items in each class.

                                                              Balance at          Balance at
 Description                                                  Beginning of Year   Close of Year

Account 186 - Miscellaneous Deferred Debits

Accounting Subsystem Transactions Pending Distribution        $   1,636           $    107
Deferred Unearned Compensation                                      498                 68
                                                              ---------           --------
                  TOTAL                                       $   2,134           $    175
                                                              =========           ========

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                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

        Schedule X - Research, Development or Demonstration Expenditures
                                 (in thousands)
Instructions:

Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

Description                                                   Amount

Account 188 - Research, Development, or Demonstration Expenditures

                           None.

                  TOTAL                                       $    --

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

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                        Schedule XI - Proprietary Capital
                                  (in dollars)

Account    Class of   Number of Shares      Par or Stated       Outstanding     Close of Period
Number     Stock      Authorized            Value per Share     No. of Shares   Total Amount

201      Common       1,000                 $0.01               100             $1.00

Instructions:

Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

                                 (in thousands)

Description                                                                     Amount

Account 211 - Miscellaneous Paid-In Capital
           Beginning Balance                                                    $ 11,176

Account 215 - Appropriated Retained Earnings                                         --
                                                                                --------
                                                                                     --
           TOTAL                                                                $ 11,176
                                                                                ========

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
Instructions:

Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing non associates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

                                                            (in thousands)

                                       Balance at          Net Income     Dividends    Balance at
 Description                           Beginning of Year   or (Loss)      Paid         Close of Year

Account 216 -
Unappropriated Retained Earnings

Net Income (Loss)                           $(1,378)         $ 1,414      $     --      $    36
Other Comprehensive Income                     (622)             266            --         (356)
                                            -------          -------      --------      -------
           TOTAL                            $(2,000)         $ 1,680      $     --      $  (320)
                                            =======          =======      ========      =======


                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                                     Schedule XII - Long Term Debt
                                                            (in thousands)
Instructions:

Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

           Terms of
           Obligation
           Class                                   Beginning                                 Balance
Name of    & Series        Date of    Interest     Amount                                    at Close
Creditor   of Obligation   Maturity   Rate         Authorized   Additions    Deductions*     of Year

Acct 223 -
Advances from
   Associate
   Companies:

           None.

Acct 224 -
Other Long
    Term Debt:

           None.

    TOTAL                                          $      --     $      --    $      --       $      --

*Give an explanation of Deductions:

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


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                 Schedule XIII - Current and Accrued Liabilities
                                 (in thousands)
Instructions:

Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.


                                                              Balance at          Balance at
 Description                                                  Beginning of Year   Close of Year

Account 233 - Notes Payable to Associate Companies
     Short - Term Notes Payable to Exelon Corporation
       For Working Capital                                       $ 77,700          $115,000
                                                                 --------          --------
                           TOTAL                                 $ 77,700          $115,000
                                                                 ========          ========

Account 234 - Accounts Payable to Associate Companies
     ATNP Finance Company                                        $      1          $     --
     Commonwealth Edison Company                                       --                --
     Exelon Corporation                                             4,331                --
     Exelon Enterprises Company, LLC                                  486                --
     Exelon Energy, Inc.                                               --                 5
     Exelon Generation Company, LLC                                28,948             3,974
     PECO Energy Company                                           20,368                --
     Powerlabs LLC                                                     --                42
     Susquehanna Power Company                                         --                --
     Unicom Resources                                                   6                --
                                                                 --------          --------
                           TOTAL                                 $ 54,140          $  4,021
                                                                 ========          ========

Account 242 - Miscellaneous Current and Accrued Liabilities
     Accrued Vacation Pay/Paid Time Off                          $  7,104          $  8,617
     Accrued Incentive Pay                                          8,000                --
     Other

                                                                      (10)               --
                                                                 --------          --------
                           TOTAL                                 $ 15,094          $  8,617
                                                                 ========          ========



                                       15
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                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                  Schedule XIV - Notes to Financial Statements

Instructions:

The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


On October 20, 2000, Exelon Corporation (Exelon), became the parent company for each of PECO Energy Company (PECO Energy) and Commonwealth Edison Company as a result of the completion of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended, among PECO, Unicom Corporation and Exelon. Exelon is a Pennsylvania corporation and registered holding company under the Public Utility Holding Company Act of 1935.

In January,  2001, Exelon restructured its regulated and unregulated  companies.
Assets and liabilities were transferred from PECO Energy and Commonwealth Edison
Company  to  generation  (Exelon  Generation  Company,   LLC),  and  unregulated
companies  (primarily,  Exelon Enterprises Company, LLC) and the Exelon Business
Services Company, as appropriate.

Exelon Business Services Company is a wholly-owned subsidiary of Exelon and is the service company for the Exelon system providing associate companies with a variety of administrative, management and support services. These services are provided at cost that results in Exelon Business Services Company operating on a break-even basis.

Exelon Business Services Company follows the Uniform System of Accounts prescribed by the Securities and Exchange Commission. The financial statements are prepared in conformity with generally accepted accounting principles, which requires the use of estimates. The actual results may differ from those estimates.


                                       16
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

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                        Schedule XV - Statement of Income
                                 (in thousands)

Account           Description                             Current Year   Prior Year

                  Income

      457   Services rendered to associate companies        $408,188     $413,082
      458   Services rendered to non associate companies         119          296
      421   Miscellaneous income or loss                      (2,801)       1,070
                                                           ---------    ---------
            Total Income                                    $405,506     $414,448
                                                           ---------    ---------

Expense

      920   Salaries and wages                              $145,777     $140,709
      921   Office supplies and expenses                      32,445       30,962
      922   Administrative expense transferred - credit           --           --
      923   Outside services employed                        109,611      124,048
      924   Property insurance                                15,663       28,438
      925   Injuries and damages                                (243)         206
      926   Employee pensions and benefits                    35,784       22,256
      927   Regulatory commission expense                         16           --
    930.1   General advertising expense                        2,706        4,766
    930.2   Miscellaneous general expense                      3,284        8,408
      931   Rents                                             13,268       12,547
      932   Maintenance of structures and equipment               --        1,039
      403   Depreciation and amortization expense             25,078       30,355
      408   Taxes other than income taxes                      7,490        6,919
      409   Income taxes                                      20,895      (45,492)
      410   Provision for deferred income taxes              (14,419)      44,253
      411   Provision for deferred income taxes - credit          --           --
    411.5   Investment tax credit                                 --           --
    426.1   Donations                                          3,359        4,277
    426.5   Other deductions                                   1,702        3,916
      427   Interest on long-term debt                            --           --
      430   Interest on debt to associate companies            1,495        1,242
      431   Other interest expense                               181       (2,773)
                                                           ---------    ---------

            Total Expense                                  $ 404,092    $ 416,076
                                                           ---------    ---------

            Net Income or (Loss)                           $   1,414    $  (1,628)
                                                           =========    =========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

              Analysis of Billing Associate Companies - Account 457
                                 (in thousands)

                                        Direct        Indirect   Compensation   Total
Name of                                 Costs         Costs      For Use        Amount
Associate Company                       Charged       Charged    of Capital     Billed

                                         457-1         457-2       457-3

All Energy                           $      31    $            $           $      31
AmerGen Energy Company                   4,158         (149)          20       4,029
ATNP Finance Company                         9                                     9
Commonwealth Edison Company             76,136       49,748          503     126,387
Exelon Boston Generating                   516                                   516
Exelon Communications Company, LLC         158                                   158
Exelon Corporation                      13,562       22,994            1      36,557
Exelon Energy, Inc.                        551                                   551
Exelon Enterprises Company, LLC         (1,253)      40,444          166      39,357
Exelon Enterprises Investment               30                                    30
Exelon Enterprises Management, LLC          95                                    95
Exelon Fore River Develop LLC               67                                    67
Exelon Generation Company, LLC          52,398       81,550          497     134,445
Exelon Generation Finance Company           16                                    16
Exelon Mystic LLC                           83                                    83
Exelon Mystic Development LLC               61                                    61
Exelon New Boston, LLC                      41                                    41
Exelon New England Holdings, Inc         1,536                                 1,536
Exelon New England Power Services            2                                     2
Exelon Power Fossil                        703                                   703
Exelon Services, Inc.                      268                                   268
Exelon Thermal Holding                     511                                   511
Exelon West Medway, LLC                      7                                     7
InfraSource                                620                                   620
PECO Energy Company                     35,019       26,496          158      61,673
Powerlabs  LLC                             185                                   185
Susquehanna Electric Company               250                                   250
                                     ---------    ---------    ---------   ---------
TOTAL                                $ 185,760    $ 221,083    $   1,345   $ 408,188
                                     =========    =========    =========   =========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

            Analysis of Billing Non Associate Companies - Account 458
                                 (in thousands)

Instruction:

Provide a brief description of the services rendered to each non associate company:

Name                     Direct       Indirect     Compens.                  Excess        Total
Non Associate            Cost         Cost         For Use      Total        or           Amount
Company                  Charged      Charged      of Capital   Cost         Deficiency   Billed

                         458-1        458-2        458-3                     458-4

Administrative Services
   Employee Benefit
     Trusts               $119   $      --     $      --     $   119        $   --        $119
                    ----------   ----------    ----------    ----------     ----------   ----------
TOTAL                     $119   $      --     $      --     $   119        $   --        $119
                    ==========   ==========    ==========    ==========     ==========   ==========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

 Schedule XVI - Analysis of Charges for Service Associate and Non Associate Companies
                                 (in thousands)
Instruction:

Total cost of service will equal for associate and non associate companies the total amount billed under their separate analysis of billing schedules.

                                          Associate Company                      Non Associate Company
                                          Charges                                Charges
            Description                   Direct     Indirect                    Direct     Indirect
   Account  of Items                      Cost       Cost         Total          Cost       Cost         Total

      920   Salaries & Wages         $  76,784    $  68,944    $ 145,728    $      49   $      --   $      49
      921   Office Supplies
            and Expenses                17,089       15,345       32,434           11          --          11
      922   Administrative
            Expense
            Transferred-Credit              --           --           --           --          --          --
      923   Outside Services
            Employed                    57,735       51,839      109,574           37          --          37
      924   Property Insurance              --       15,663       15,663           --          --          --
      925   Injuries and Damages          (128)        (115)        (243)          --          --          --
      926   Employee Pensions
            and Benefits                18,848       16,924       35,772           12          --          12
      928   Regulatory Commission
            Expense                          8            8           16           --          --          --
    930.1   General Advertising
            Expense                         --        2,706        2,706           --          --          --
    930.2   Miscellaneous General
            Expense                      1,730        1,553        3,283            1          --           1
      931   Rents                        6,989        6,275       13,264            4          --           4
      932   Maintenance of
            Structures and
            Equipment                       --           --           --           --          --          --
      403   Depreciation and
            Amortization Expense            --       25,078       25,078           --          --          --
      408   Taxes Other Than
            Income Taxes                 3,945        3,542        7,487            3          --           3
      409   Income Taxes                    --       20,895       20,895           --          --          --
      410   Provision for Deferred
            Income Taxes                    --      (14,419)     (14,419)          --          --          --
      411   Provision for Deferred
            Income Taxes - Credit           --           --           --           --          --          --
    411.5   Investment Tax Credit           --           --           --           --          --          --
    426.1   Donations                    1,769        1,589        3,358            1          --           1
    426.5   Other Deductions               896          805        1,701            1          --           1
      427   Interest on Long-Term
            Debt                            --           --           --           --          --          --
      431   Other Interest Expense          95           86          181           --          --          --
                                     ---------    ---------    ---------    ---------   ---------   ----------

            TOTAL EXPENSE            $ 185,760    $ 216,718    $ 402,478    $     119   $      --   $     119






                                    Associate Company                Non Associate Company
                                    Charges                          Charges
           Description              Direct     Indirect              Direct     Indirect
Account    of Items                 Cost       Cost         Total    Cost       Cost              Total

Compensation for Use of Equity Capital

430        Interest on Debt to
           Associate Companies
                                          --      1,495      1,495         --          --            --
                                    --------   --------   --------   --------   ----------  -----------

     TOTAL COST OF
       SERVICE                      $185,760   $218,213   $403,973   $    119   $       --  $       119
                                    ========   ========   ========   ========   ==========  ===========



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

Schedule XVI - Analysis of Charges for Service Associate and Non Associate Companies - continued (in thousands) Instruction:

Total cost of service will equal for associate and non associate companies the total amount billed under their separate analysis of billing schedules.

                                       Total Charges for Services
           Description                 Direct       Indirect
Account    of Items                    Cost         Cost          Total

      920   Salaries & Wages         $  76,833    $  68,944    $ 145,777
      921   Office Supplies
            and Expenses                17,100       15,345       32,445
      922   Administrative
             Expense
            Transferred-Credit              --           --           --
      923   Outside Services
            Employed                    57,772       51,839      109,611
      924   Property Insurance              --       15,663       15,663
      925   Injuries and Damages          (128)        (115)        (243)
      926   Employee Pensions
            and Benefits                18,860       16,924       35,784
      928   Regulatory Commission
            Expense                          8            8           16
    930.1   General Advertising
            Expense                         --        2,706        2,706
    930.2    Miscellaneous General
            Expense                      1,731        1,553        3,284
      931   Rents                        6,993        6,275       13,268
      932   Maintenance of
             Structures and
            Equipment                       --           --           --
      403   Depreciation and
            Amortization Expense            --       25,078       25,078
      408   Taxes Other Than
            Income Taxes                 3,948        3,542        7,490
      409   Income Taxes                    --       20,895       20,895
      410   Provision for Deferred
            Income Taxes                    --      (14,419)     (14,419)
      411   Provision for Deferred
            Income Taxes - Credit           --           --           --
    411.5   Investment Tax Credit           --           --           --
    426.1   Donations                    1,770        1,589        3,359
    426.5   Other Deductions               897          805        1,702
      427   Interest on Long-Term
            Debt                            --           --           --
      431   Other Interest Expense          95           86          181
                                     ---------    ---------    ---------

            TOTAL EXPENSE            $ 185,879    $ 216,718    $ 402,597

                                    Total Charges for Services
           Description              Direct          Indirect
Account    of Items                 Cost            Cost           Total

Compensation for Use of Equity Capital

430        Interest on Debt to Associate Companies
                                            --        1,495       1,495
                                     ---------    ---------    ---------

     TOTAL COST OF
           SERVICE                  $  185,879     $218,213    $404,092
                                     =========    =========    =========



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

Schedule  XVII -  Schedule  of Expense  Distribution  by  Department  or Service
Function (in thousands)

                                                        DEPARTMENT OR SERVICE FUNCTION
                                                                Corporate  Center
                                          ----------------------------------------------------------------
            Description                Total                                         Human       Finance &
Account     of Items                   Amount     Overhead    Executive   Planning   Resources   Accounting

920       Salaries and Wages       $ 145,777    $   9,506    $   9,869   $   3,940   $   5,988   $  16,164
921       Office Supplies and
            Expenses                  32,445          601        1,844       1,714       1,010       3,636
922       Administrative
            Expense Transferred
            -Credit                       --           --           --          --          --          --
923       Outside Services
            Employed                 109,611        1,551          596      12,493       3,234      13,067
924       Property Insurance          15,663          624           --          --          --      15,039
925       Injuries and Damages          (243)          --           --          --          12          --
926       Employee Pensions
            and Benefits              35,784        4,757        1,561         852       1,148       3,682
928       Regulatory
            Commission
            Expense                       16           --           --          --          10          --
930.1     General Advertising
            Expense                    2,706           --          176          --          21           7
930.2   Miscellaneous
          General Expense              3,284           15           --          --          73         170
931       Rents                       13,268           37          333         405         309       1,320
932       Maintenance of
            Structures and
            Equipment                     --           --           --          --          --          --
403       Depreciation and
            Amortization
            Expense                   25,078       14,348           --          --          --         731
408       Taxes Other Than
            Income Taxes               7,490          850          227         138         633         543
409       Income Taxes                20,895       20,841           --          --          --          --
410       Provision for Deferred
            Income Taxes             (14,419)          --           --          --          --          --
411       Provision for Deferred
            Income Taxes - Cr             --           --           --          --          --          --
411.5     Investment Tax Credit           --           --           --          --          --          --
426.1     Donations                    3,359           --           36          --         117          30
426.5     Other Deductions             1,702           --           --          --          --         211
427       Interest on Long-Term
            Debt                          --           --           --          --          --          --
430       Interest on Debt to
            Associate Companies        1,495          498           --          --          --          --
431       Other Interest Expense         181         (464)          --          --          53          --
                                   ---------    ---------    ---------   ---------   ---------   ---------

          TOTAL EXPENSES           $ 404,092    $  53,164    $  14,642   $  19,542   $  12,608   $  54,600
                                   =========    =========    =========   =========   =========   =========



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

Schedule  XVII -  Schedule  of Expense  Distribution  by  Department  or Service
Function - continued (in thousands)

                                                  DEPARTMENT OR SERVICE FUNCTION
                                                        Corporate Center
                         ------------------------------------------------------------------
           Description          Internal   Public  Environ-   Govern             Investor
Account    of Items             Audit     Affairs   mental   Affairs     Legal   Relations

920  Salaries and Wages       $ 2,804   $ 1,222   $   936   $ 2,457   $ 2,925   $   711
921  Office Supplies and
       Expenses                   454       879       227       826     1,996       177
922  Administrative
       Expense Transferred
       -Credit                     --        --        --        --        --        --
923  Outside Services
       Employed                 1,103       138       435       121     2,588     1,584
924  Property Insurance            --        --        --        --        --        --
925  Injuries and Damages          --        --        --        --         1        --
926  Employee Pensions
       and Benefits               783       302       210       329       530       185
928  Regulatory
       Commission
       Expense                     --        --        --        --         2        --
930.1 General Advertising
       Expense                     --     2,431        --         6         1         5
930.2 Miscellaneous
       General
      Expense                      --       951        --       330     2,134        --
931  Rents                        432       137        48       586       199        95
932  Maintenance of
       Structures and
       Equipment                   --        --        --        --        --        --

403  Depreciation and
       Amortization
       Expense                     --        --        --        --        --        --
408  Taxes Other Than
       Income Taxes                96        39        36        63        71        23
409  Income Taxes                  --        --        --        --        --        --
410  Provision for Deferred
       Income Taxes                --        --        --        --        --        --
411  Provision for Deferred
       Income Taxes - Cr           --        --        --        --        --        --
411.5 Investment Tax Credit        --        --        --        --        --        --
426.1 Donations                     1     3,127        --        23        --        --
426.5 Other Deductions             --       111        --       954        --       308
427  Interest on Long-Term
       Debt                        --        --        --        --        --        --
430  Interest on Debt to
       Associate Companies         --        --        --        --        --        --
431  Other Interest Expense        --        --        --        --       386        --
                              -------   -------   -------   -------   -------   -------

     TOTAL EXPENSES           $ 5,673   $ 9,337   $ 1,892   $ 5,695   $10,833   $ 3,088
                              =======   =======   =======   =======   =======   =======






                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

Schedule  XVII -  Schedule  of Expense  Distribution  by  Department  or Service
Function - continued
                                 (in thousands)



                                         DEPARTMENT OR SERVICE FUNCTION
                                      Corp Cntr       EDSS          Business Services Company (BSC)
                                      ---------       ----          ---------------------------------
            Description                                                 Human      Financial
Account     of Items                   Security   Executive   Overhead  Resources  Services   Legal

920       Salaries and Wages       $  1,709   $  8,058   $ 27,233    $  5,289    $  4,299    $ 12,685
921       Office Supplies and
            Expenses                    220      1,349    (31,532)      2,764       1,706       3,315
922       Administrative
            Expense Transferred
            -Credit                      --         --         --          --          --          --
923       Outside Services
            Employed                     78        475      4,414       4,541         484         932
924       Property Insurance             --         --         --          --          --          --
925       Injuries and Damages           --         --         56         (16)        (30)        (27)
926       Employee Pensions
            and Benefits                421        421      9,090       1,169         696       2,415
928       Regulatory
            Commission
            Expense                      --         --         --          --          --          --
930.1     General Advertising
            Expense                      --          1         39           6          --          --
930.2     Miscellaneous
            General
            Expense                      --         --       (465)         40          --          --
931       Rents                          --         --        244         830         480       1,295
932       Maintenance of
            Structures and
            Equipment                    --         --         --          --          --          --
403       Depreciation and
            Amortization
            Expense                      --         --        923       1,195       1,050         847
408       Taxes Other Than
            Income Taxes                 58         50      1,870         250         218         619
409       Income Taxes                   --         32         22          --          --          --
410       Provision for Deferred
            Income Taxes                 --         --    (14,419)         --          --          --
411       Provision for Deferred
            Income Taxes - Cr            --         --         --          --          --          --
411.5     Investment Tax Credit          --         --         --          --          --          --
426.1     Donations                      --         --          6          --          --          --
426.5     Other Deductions               --          4         98          --          16          --
427       Interest on Long-Term
            Debt                         --         --         --          --          --          --
430       Interest on Debt to
            Associate Companies          --         --        997          --          --          --
431       Other Interest Expense         --         61        145          --          --          --
                                    --------   --------   --------    --------    --------    --------

TOTAL EXPENSES                      $  2,486   $ 10,451   $ (1,279)   $ 16,068    $  8,919    $ 22,081
                                    ========   ========   ========    ========    ========    ========


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

Schedule XVII - Schedule of Expense Distribution by Department or Service Function - continued (in thousands)

 DEPARTMENT OR SERVICE  FUNCTION
Business Services Company (BSC)

          Description                                            Audio
Account   of Items                    Supply        IT           Visual
920
921       Salaries and Wages       $   1,172    $  26,249    $   2,561
          Office Supplies and
922         Expenses                     757       40,446           56
          Administrative
            Expense Transferred
923         -Credit                       --           --           --
          Outside Services
924         Employed                   5,921       55,624          232
925       Property Insurance              --           --           --
926       Injuries and Damages            (5)        (230)          (4)
          Employee Pensions
928         and Benefits                 182        6,919          132
          Regulatory
            Commission
930.1       Expense                       --           --            4
          General Advertising
930.2       Expense                       13           --           --
          Miscellaneous
            General
931         Expense                       (3)          39           --
932       Rents                          120        6,341           57
          Maintenance of
            Structures and
403         Equipment                     --           --           --
          Depreciation and
            Amortization
408         Expense                      136        5,778           70
          Taxes Other Than
409         Income Taxes                  59        1,604           43
410       Income Taxes                    --           --           --
          Provision for Deferred
411         Income Taxes                  --           --           --
          Provision for Deferred
411.5       Income Taxes - Cr             --           --           --
426.1     Investment Tax Credit           --           --           --
426.5     Donations                        8           11
427       Other Deductions                --           --           --
          Interest on Long-Term
430         Debt                          --           --           --
          Interest on Debt to
431         Associate Companies           --           --           --
          Other Interest Expense          --           --           --
                                   ---------    ---------    ---------
TOTAL EXPENSES                     $   8,360    $ 142,781    $   3,151
                                   =========    =========    =========



                                           ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                                 For the Year Ended December 31, 2003

                                            Departmental Analysis of Salaries - Account 920
                                                            (in thousands)

                                    Departmental Salary Expense
Name of Department                  Included in Amounts Billed to
                                    -----------------------------                 Number of
Indicate each department            Total      Parent     Other      Non          Personnel
Or service function                 Amount     Company    Associates Associates   End of Year

Corporate Center
   Overhead                          $  9,506   $    242   $  9,264   $     --         --
   Executive                            9,869        459      9,410         --         24
   Planning                             3,940      1,758      2,182         --         24
   Human Resources                      5,988        231      5,757         --         18
   Finance and Accounting              16,164        398     15,766         --        136
   Internal Audit                       2,804         70      2,734         --         26
   Communications & Public Affairs      1,222         31      1,191         --          9
   Environmental                          936         23        913         --          8
   Governmental Affairs                 2,457      1,200      1,257         --         10
   Legal                                2,925         76      2,849         --         11
   Investor Relations                     711         18        693         --          5
   Security                             1,709         40      1,669         --         16
Energy Delivery Shared Services         8,058         --      8,058         --          8
Business Services Company
   Overhead                            27,233         --     27,233         --         24
   Human Resources                      5,289         --      5,170        119         47
   Financial                            4,299         --      4,299         --         59
   Legal                               12,685         --     12,685         --        116
   Supply Management                    1,172         --      1,172         --         16
   Information Technology              26,249         --     26,249         --        301
   Audio Visual                         2,561         --      2,561         --         12
                                     --------   --------   --------   --------   --------
                    TOTAL            $145,777   $  4,546   $141,112   $    119        870
                                     ========   ========   ========   ========   ========




                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                     Outside Services Employed - Account 923
                                 (in thousands)
Instructions:

Provide a breakdown by subaccount of outside services employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregate number and amount of all such payments included within the subaccount need to be shown. Provide a subtotal for each type of service.

                                                                  Relationship
                                                                  "A" Associate
From Whom Purchased                   Address                     "N" Non Associate          Amount
Audit Services
Enfusion Technologies                 6 Brian Hill Road              N                    $      29
                                      Montclair NJ 07042
Ernst & Young LLP                     P.O. BOX 96907                 N                          686
                                      Chicago, IL 60693
PricewaterhouseCoopers LLP            2400 Eleven Penn Center        N                        5,524
                                      Philadelphia PA 19103-2962
Protiviti Inc.                        120 S. LaSalle                 N                          310
                                      Chicago, IL 60603
Other (7 vendors)                                                                                86
                                                                                          ---------
                                                                                          $   6,635
                                                                                          ---------
Audio Visual Services
Applied Video Technology              The Shops at the Great Valley  N                    $      61
                                      Malvern PA 19355
Central Camera Company                230 S Wabash Avenue            N                           82
                                      Chicago, IL 60604
Roscor Corporation                    1061 Feehanville               N                           56
                                      Mt Prospect IL 60056
Other (19 vendors)                                                   N                           50
                                                                                          ---------
                                                                                          $     249
                                                                                          ---------
Benefit Administration
PMA Group                             380 Sentry Parkway             N                    $     191
                                      Blue Bell PA 19422-2328
Other (4 vendors)                                                                                64
                                                                                          ---------
                                                                                          $     255
                                                                                          ---------
Conference Centers
Marriott International                P.O. BOX 402642                N                    $     186
                                      Atlanta, GA 30384-2652
Mendenhall Inn                        Hotel & Conference             N                           59
                                      Mendenhall PA 19357
Oakbrook Hills Hotel and Resort       3500 Midwest Road              N                           55
                                      Oak Brook IL 60521
Sea Island                            POB 30351                      N                           88
                                      Sea Island GA 31561







                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)

                                                               Relationship
                                                               "A" Associate
From Whom Purchased                   Address                  "N" Non Associate             Amount
Conference Centers - continued
Wyndham/Drake Hotel                   2301 York Road                 N                           63
                                      Oak Brook, IL 60523
Other (2 vendors)                                                                                39
                                                                                          ---------
                                                                                          $     490
                                                                                          ---------

Corporate Aircraft Management
NetJets, Inc.                         P.O. BOX 631196                N                    $   2,450
                                      Cincinnati, OH 45263-1196625                        ---------


Corporate Planning Consulting
A.T. Kearney                          P. O. BOX 96796                N                    $   5,552
                                      Chicago, IL 60693
Accenture, LLP                        100 S Wacker Dr                N                          734
                                      Chicago IL 60606
Ayco Company                          POB 3182                       N                          108
                                      Buffalo NY 14240
Breckenridge Partners                 1200 Shermer Road              N                          184
                                      Northbrook IL 60062
Cambridge Energy Research Assoc.      20 University Road             N                           35
                                      Cambridge MA 02138
Charles River Associates              D-139                          N                          769
                                      Boston, MA 02241- 3139
Deloitte Consulting                   File East PO Box 29490         N                        2,750
                                      New York NY 10087-9490
The Hackett Group                     11 Highland Drive              N                          175
                                      Kingston MA 02364
Heidrick & Struggles                  POB 92227                      N                          204
                                      Chicago IL 60675
Lehman Brothers                       200 Vesey                      N                        1,000
                                      New York NY 10285
The McAulay Firm                      100 North Tryon Street         N                          170
                                      Charlotte, NC 28202
Mercer Management Consulting          200 Clarenden St               N                           56
                                      Boston MA 02116
Moore Wallace North America Inc                                      N                           31

National Economic Research            POB 29677                      N                          211
     Association                      New York NY 10087
The Northbridge Group                 55 Old Bedford Rd              N                        2,212
                                      Lincoln MA 01773
Right Management Consultants          401 Plymouth Road              N                          129
                                      Plymouth Meeting PA 19462
Robertson Lowstuter, Inc.             2201 Waukegan Rd               N                           31
                                      Bannockburn IL 60015
Scott Madden Associates               2626 Glenwood Ave, Ste 480     N                          915
                                      Raleigh, NC 27608






                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount

Corporate Planning Consulting - continued
Sullivan & Associates                 200 East Chicago Avenue        N                           42
                                      Westmont IL 60559
Other (23 vendors)                                                   N                          159
                                                                                          ---------
                                                                                          $  15,467
                                                                                          ---------

Employee Contracting
Advanced Personnel                    1901 Butterfield Road          N                    $      59
                                      Downers Grove, IL 60515
Klatt Temporary                       123 West Madison               N                           50
                                      Chicago, IL 60602
Manpower Services                     2301 Market Street             N                          494
                                      Philadelphia, PA 19103
Onsite Energy Services                7301 Parkway Dr                N                          376
                                      Hanover MD 21076
Resource Connection                   File # 55221                   N                        1,934
                                      Los Angeles CA 90074-5221
RHR International Company             220 Gerry Dr                   N                          730
                                      Wood Dale IL 60191
Other (9 vendors)                                                                                91
                                                                                          ---------
                                                                                          $   3,734
                                                                                          ---------

Employee Relocation
National Equity, Inc.                 8701 W. Dodge Road             N                          950
                                      Omaha NE 68114
                                                                                          ---------
                                                                                          $     950
                                                                                          ---------

Employee Search
Gregory Michaels & Associates         804 N Dearborn St              N                    $      55
                                      Chicago IL 60610
ITEX Executive Search, Inc.           3601 Algonquin Road            N                           35
                                      Rolling Meadows IL 60008
Lucas Group                           POB 406672                     N                           30
                                      Atlanta GA 30384
Spherion Corporation                  823 Commerce Drive             N                          181
                                      Oak Brook IL 60521
Venator Consulting Group              888 W. Big Beaver              N                           46
                                      Troy MI 48084
Other (4 vendors)                                                    N                           24
                                                                                          ---------
                                                                                          $     371
                                                                                          ---------



                                       31




                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate    Amount
Environmental Affairs Consulting
Five Winds International LP                                          N                    $      61

Parker & Associates                   14661 S. Harrel's Ferry Road   N                          186
                                      Baton Rouge LA 70816
URS Corporation                       112 S. Michigan Ave            N                           86
                                      Chicago, IL 60603
Other (5 vendors)                                                                                56
                                                                                          ---------
                                                                                          $     389
                                                                                          ---------

Financial Analysis                    1500 Market St
Towers Perrin Forester & Crosby       Philadelphia PA 19102          N                    $   2,349

Parson Consulting                     333 West Wacker Dr.            N                           30
                                      Chicago IL 60606

Other (1 vendors)                                                    N                           12
                                                                                          ---------
                                                                                          $   2,391
                                                                                          ---------

Financial Ratings Agency
Fitch IBCA, Inc.                      P.O. BOX 96663                 N                    $      83
                                      Chicago, IL 60693-6663
Moody's Investors                     P.O. BOX 102597                N                           91
                                      Atlanta, GA 30368-0597
Standard & Poor's                     PO Box 80-2542                 N                          419
                                      Chicago IL 60680
Other (3 vendors)                                                    N                           30
                                                                                          ---------
                                                                                          $     623
                                                                                          ---------

Financing
Andrew Kalotay & Associates           61 Broadway                    N                    $      37
                                      New York, NY 10006
Dresder, Kleinwort,                   1301 Avenue of the Americas    N                        4,198
   Wasserstein, Inc.                  New York, NY 10019
Mayer, Brown, Rowe & Maw              190 S LaSalle St               N                           76
                                      Chicago IL 60603
Other (2 vendors)                                                                                 3
                                                                                          ---------
                                                                                          $   4,314
                                                                                          ---------

Human Resources Management Consulting
The Cabot Advisory Group              90 Washington Valley Road      N                    $     304
                                      Bedminster NJ 07921
Caras & Associates, Inc.                                             N                           40

Career Concepts Inc.                  140 West Germantown Pike       N                           28
                                      Plymouth Meeting PA 19462
Council for Adult & Experimental      55 E. Monroe                   N                          108
     Learning                         Chicago IL 60603
David L. Glueck, Inc.                 2041 N. Howe St.               N                           25
                                      Chicago IL 60614



                                       32


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Human Resources Management Consulting - continued
Diversity Best Practices              1990 M Street                  N                           91
                                      Washington DC 20036
The Leader's Edge                     Two Bala Plaza                 N                           25
                                      Bala Cynwyd, PA 19004
Mullin Consulting, Inc.               644 South Figueroa Street      N                          218
                                      Los Angeles, CA 90017
Pilat HR Solution                     496 Route 22 West              N                           98
                                      Lebanon, NJ 08833
Souder, Betances & Associates         5448 North Kimball             N                           26
                                      Chicago, IL 60625
Watson Wyatt & Company                1079 Solutions Center          N                           40
                                      Chicago IL 60677
Other (44 vendors)                                                   N                          234
                                                                                          ---------
                                                                                          $   1,237
                                                                                          ---------
Informational Technology
Acquity Consulting                    311 Wacker Drive               N                    $      49
                                      Chicago IL 60606
Act-1 Technical Services              1500 Market St                 N                          189
                                      Philadelphia PA 19102
Adesta Communications                 801 Forestwood Drive           N                           33
                                      Romeoville IL 60446
Advanced Software Products            3185 Horseshoe Drive South     N                           48
                                      Naples, FL 34104-6138
Aelita Software Inc.                  6500 Emerald Parkway           N                           40
                                      Dublin OH 43016
Aerotek, Inc.                         7301 Parkway Drive             N                          239
                                      Hanover MD 21076
Ajilon LLC                            210 W Pensylvannia Ave         N                          301
                                      Towson MD 21204
ALCAR Group, Inc.                     5215 Old Orchard Rd            N                          101
                                      Skokie IL 60077
Aldridge Electric Co.                 28572 Bradley Rd.              N                          794
                                      Libertyville IL 60048
Alternative Resources Corp.           1240 S. Broad St               N                          111
                                      Lansdale PA 19446
Ameritech Paging                      2000 W Ameritech Center Dr.    N                          125
                                      Hoffman Estates IL 60195
Anacomp, Inc.                         7905 Browning Rd               N                           34
                                      Pennsauken NJ 08109
Analysis Group Economics              One Brattle Square             N                           44
                                      Cambridge MA 02138
Anixter, Inc.                         1471 Business Center Dr.       N                          162
                                      Mt Prospect IL 60056
Answerthink                           PO Box 116525                  N                          861
                                      Atlanta, GA 30368



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)


                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Information Technology - continued
AT&T                                  655 Wise Road                  N                        2,203
                                      Schaumburg IL 60173
AT&T Wireless Service                                                N                          113

Avaya Communication                   2300 Cabot Drive               N                          149
                                      Lisle IL 60532
Bindview Development Corp             5151 San Felipe                N                          248
                                      Houston TX 77056
Black Box Corporation                 1000 Park Dr                   N                          769
                                      Lawrence PA 15055
The Blackstone Group                  360 North Michigan Avenue      N                           33
                                      Chicago, IL 60601
Bloomberg                             PO Box 30244                   N                           75
                                      Hartford CT 06150
BMC Software Distribution Inc.        2101 City West Blvd            N                          121
                                      Houston TX 77042
Business Objects                      3030 Orchard Parkway           N                           88
                                      San Jose CA 95134
CA Business Partners                  125 E Lake St                  N                          901
                                      Bloomingdale IL 60108
Candle Corporation                    POB 99974                      N                          190
                                      Chicago IL 60696
CDB Software Inc                      POBox 420789                   N                           40
                                      Houston TX 77242
Check Free Corporation                25 Crossroads Dr               N                           31
                                      Owings Mill MD 21117
Chicago Soft Ltd.                     6232 N Pulaski                 N                           31
                                      Chicago IL 60646
Cincinnati Bell Technology            1507 Solutions Center          N                           58
                                      Chicago IL 60677
Citrix Systems, Inc.                  851 W Cypress Creek Road       N                           66
                                      Fort Lauderdale FL 33309
Cognos Corporation                    67 S. Bedford Street           N                           37
                                      Burlington MA 01803
Computer Assoc International Inc      2400 Cabot Dr                  N                           75
                                      Lisle IL 60532
Computer Workshop, Inc                1020 31st St                   N                           46
                                      Downers Grove IL 60515
Compuware Corporation                 2 Pierce Plaza                 N                           51
                                      Itasca IL 60143
Corporate PC Source                   1134 Tower Lane                N                          280
                                      Bensenville IL 60106
CT Corp System                        POB 4349                       N                           27
                                      Carol Stream IL 60197
Curtis Howland Company                872 S Milwaukee Ave            N                          347
                                      Libertyville, IL 60048-4327




                                       34

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Information Technology - continued
Cybermation Inc                       80 Tiverton Ct                 N                           48
                                      Markham ON L3ROG
Delta Solutions                       4 Parkway North                N                          175
                                      Deerfield IL 60015
DHS & Associates                      O'Hare International Plaza     N                           77
                                      10255 W. Higgins Rd
                                      Rosemont, IL 60018
Digex, Inc.                           P.O. BOX 631763                N                          268
                                      Baltimore, MD 21263-1763
Ecora Corporation                     500 Spaulding Turnpike         N                          121
                                      Portsmouth NH 03802
EMC Corp                              171 South St.                  N                           31
                                      Hopkinton MA 01748
Environmental Systems Design          175 W. Jackson                 N                           70
                                      Chicago IL 60603
Flashmap Systems, Inc.                41 Marcellus Drive             N                           25
                                      Newton MA 02459
Fortegra, Inc.                        212 Longhill Road              N                          127
                                      Goode VA 24556
Fujitsu Technology Solutions          1250 E Arques Ave              N                           40
                                      Sunnyvale CA 94088
Fusion Technology                     1332 Laurie Lane               N                          569
                                      Burr Ridge IL 60521
Gartner Group                         56 Top Gallant Rd              N                          167
                                      Stamford CT 06904
Genuity                               120 S LaSalle St               N                          179
                                      Chicago IL 60603
Global Integrity Corporation          19 West 44th St                N                           38
                                      New York NY 10036
H & W Computer Systems                6154 N Meeker Pl               N                           32
                                      Boise ID 83713
Hewlett-Packard Company               8000 Foothills Blvd            N                          104
                                      Roseville CA 95747
Hi-Tech Solutions                     Two Mid America Plaza          N                        1,123
                                      Oakbrook Terrace IL 60181
Hitachi Data Systems                  Two Prudential Plaza           N                          202
                                      Chicago IL 60693
Hummingbird                           PO BOX 8500- 3885              N                           37
                                      Philadelphia, PA 19178- 3885
IBM Corporation                       2005 Market St                 N                       30,202
                                      Philadelphia PA 19103-7099
IBM Global Services                   455 Park Place                 N                          552
                                      Lexington KY 40511
Inacom Information System                                            N                           68



                                       35



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Information Technology - continued
Indus International                   60 Spear St                    N                          236
                                      San Francisco CA 94120
Information Builders, Inc             3010 Highland Parkway          N                           43
                                      Downers Grove IL 60515
Insource Partners                     3940 N. Janssen Ave.           N                          649
                                      Chicago, IL. 60613
Interactive Business Systems Inc      118 S Clinton                  N                          290
                                      Chicago IL 60661
International Network Services                                       N                           29

Interwoven                            803 11th Avenue                N                           44
                                      Sunnyvale CA 94089
Jefferson Wells International, Inc.   1600 Market St., Suite 1700    N                          237
                                      Philadelphia, PA 19103
Judge Group                           Two Bala Plaza                 N                          107
                                      Bala Cynwyd PA 19004-1510
Learning Tree International           1831 Michael Faraday Dr.       N                           39
                                      Reston VA 20190
Lexisnexis                            211 Crossington Lane           N                          107
                                      Troy IL 62294
Longview of America                   1974 Sproul Road               N                           84
                                      Broomall PA 19008
Lowry Technologies                    1717 Logan Avenue South        N                           62
                                      Minneapolis, MN 55403
Maragret Ruddy                                                       N                           34

Megasys Computer                      6815 8TH Street N.E.           N                          137
                                      Calgary, AB T2E7H7
Meta Group, Inc.                      P.O. BOX 19114                 N                           79
                                      Newark, NJ 07195-0114
Microsoft                             7100 Valley View Lane          N                          365
                                      Irving TX 75039
Microsoft Consulting Services         3025 Highland Parkway          N                           39
                                      Downers Grove IL 60515
Microsoft Licensing, GP                                              N                          219

Motorola Inc.                         1000 Mittel Drive              N                          113
                                      Wood Dale IL 60191
NetIQ Corporation                     3553 N First St.               N                           56
                                      San Jose CA 95134
Neon Systems, Inc.                    14100 Southwest Freeway        N                           36
                                      Sugar Land TX 77478
Netegrity                             201 Jones Road                 N                           57
                                      Waltham MA 02451
Netpro Computing, Inc                 7150 E Camel Back Rd.          N                           35
                                      Scottsdale, AZ 85251



                                       36

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Information Technology - continued
Nextira-One, LLC                      470 Lapp Rd                    N                          557
                                      Malvern PA 19355-1212
Northern Consulting Associates        931 W 75th Street              N                           40
                                      Naperville IL 60565
OC Tanner                             1930 South State Street        N                           27
                                      Salt Lake City UT 84115
OAO Services, Inc.                    2222 East NC Hwy 54            N                          174
                                      Greenbelt MD 20770
Oracle                                500 Oracle Parkway             N                          285
                                      Red Shores CA 94065
Peoplesoft USA                        4460 Hacienda Dr               N                        (589)
                                      Pleasanton CA 94588
Perficient, Inc                       1019 School St.                N                          213
                                      Lisle, IL 60532
Peters & Associates, Inc              909 S Route 83                 N                          101
                                      Elmhurst IL 60126
Power Plan Consultants Inc            1600 Parkwood Circle           N                          286
                                      Atlanta GA 30339
Predictive Systems, Inc.              19 West 44th Street            N                          133
                                      New York NY 10036
PRG - Schultz USA                     P.O. Box 100101                N                          35
                                      Atlanta, GA 30384-0101
Primavera Systems, Inc.               Two Bala Plaza                 N                           79
                                      Huntingdun PA 19006
Programming Plus                      3172 Friedens Lane             N                           36
                                      Center Valley PA 18034
Proquire Plus                         133 Peachtree St               N                           80
                                      Atlanta Georgia 30303
Public Utilities Maintenance          8229 Boone Blvd., Suite 401    N                           28
                                      Vienna, VA 22182-9919
Quantum Crossings, LLC                455 N. Cityfront Plaza Dr.     N                          184
                                      Chicago, IL 60611
Quest Software                        8001 Irvine Center Drive       N                           28
                                      Irvine CA 92618
Recall                                Total Infromational Mmgmt      N                          227
                                      Schaumberg IL 60173
Reed Elsevier Inc                     PO Box 2314                    N                           39
                                      Carol Stream IL 60132
The Research Board                    POB 911929                     N                           32
                                      Dallas TX 75391
SAS Institute                         Two Prudential Plaza           N                          145
                                      Chicago IL 60601
SBC Global Markets                    225 West Randolph, Suite 6A    N                        4,395
                                      Chicago, IL 60606
Scientel LLC                          1007 Oak Creek Dr              N                           98
                                      Lombard IL 60148




                                       37

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Information Technology - continued
Serena Software                       500 Airport Boulevard          N                           26
                                      Burlingame CA 94010
Siemens Info & Comm Network, Inc      1701 Golf Rd                   N                           45
                                      Rollings Meadows IL 60008
Softmart Inc.                         450 Acorn Lane                 N                          857
                                      Dowingtown PA 19335
Software Consulting Group             1400 North Providence Rd       N                          114
                                      Media PA 19063
Source One Technology Services        5950 County Line Road          N                           48
                                      Burr Ridge IL 60521
Spaan Technology, Inc.                850 West Jackson, Suite 250    N                          110
                                      Chicago, IL 60607
SPR                                   135 S. LaSalle ST., Dpt 6492   N                           47
                                      Chicago, IL 60674-6492
Storage Technology Corporation        10 S Wacker Dr                 N                          336
                                      Chicago IL 60606
Storage Tek Financial                 1401 Pearl St                  N                          346
   Services Group                     Boulder CO 80302
Strohl Systems                        631 Park Avenue                N                           36
                                      King of Prussia, PA 19406
Subject, Willis & Company             1420 Kingston Road             N                           55
                                      Oak Brook IL 60523
Sungard Recovery Services             1285 Drummers Lane             N                          784
                                      Wayne, PA 19087
Symmetricom                           POB 14766                      N                           29
                                      Austin TX 78761
System Management Arts                14 Mamaroneck Ave              N                           25
                                      White Plains NY 10601
Tek Systems, Inc.                     1400 Opus Place                N                          425
                                      Downers Grove IL 60515
Teladjust Inc.                                                       N                           84

Trademux LLC                          14 N. Deer Place               N                           74
                                      Hainesport NJ 08036
Tri-Comp Consulting                   4600 Maple CL.                 N                           30
                                      Brookfield IL 60513
UUNet Technologies                    3110 Fairview Park Drive       N                           44
                                      Falls Church VA 22042
Vantage Moca                                                         N                          160

XO Communication                      1220 Broadcasting Road         N                           52
                                      Wyomissing PA 19610
XRT-Cerg America, Inc                 1150 First Avenue              N                           94
                                      King of Prussia PA 19406
Other (169 vendors)                                                  N                           90
                                                                                          ---------
                                                                                          $  57,006
                                                                                          ---------



                                       38


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Investor Relations
Shareholder.com                       12 Clock Tower Place           N                           32
                                      Maynard, MA 01754
Thomson Financial                     7271 Collection Center Dr      N                           33
                                      Chicago IL 60693
Other (3 vendors)                                                    N                           10
                                                                                          ---------
                                                                                          $      75
                                                                                          ---------
Legal
Affiliates                            POB 6248                       N                    $      40
                                      Carol Stream IL 60197
Baker Botts LLP                       Attorneys at Law               N                           51
                                      Washington DC 20004
Ballard Spahr Andrews & Ingersoll     1735 Market St                 N                          390
                                      Philadelphia PA 19103-7599
Blank Rome Comisky & McCauley         Counselors at Law              N                          44
                                      Philadelphia PA 19103
Chadbourne & Parke, LLP               1200 New Hampshire Avenue      N                          320
                                      Washington DC 20036
Foley & Larder                        321 North Clark Street         N                          698
                                      Chicago IL 60610
Holland & Knight                      131 Dearborn Street            N                           59
                                      Chicago IL 60603
Jenner & Block                        One IBM Plaza                  N                          147
                                      Chicago IL 60611
Jones, Day, Reavis & Pogue            PO Box 70294                   N                          119
                                      Washington DC 20044
Julie V. Stevenson, Esq.                                             N                           40

Kirkland & Ellis                      200 E Randolf                  N                          268
                                      Chicago IL 60601
The Legal Knowledge Company           1100 Glendon Avenue            N                          191
                                      Los Angeles, CA 90024
Maryanne T. Donaghy                                                  N                           52

Meckler Bulger & Tilson               123 North Wacker Drive         N                           54
                                      Chicago IL 60606
Morgan, Lewis & Bockius               PO Box 8500                    N                          170
                                      Philadelphia PA 19178
Oxford Legal Associates Ltd.          416 Bethlehem Pike             N                           63
                                      Fort Washington PA 19034

Paul Wright, LLC                      1748 West Diversy Parkway      N                           45
                                      Chicago IL 60614
Priya Sankaranarayanan                                               N                           46



                                       39


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)

                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Legal - continued
Reaves C. Lukens Company              1626 Spruce Street             N                           64
                                      Philadelphia PA 19103
Reed Smith LLP                        POB 7777-W4055                 N                           35
                                      Philadelphia PA 19175
Sanchez & Daniels                     333 West Wacker Drive          N                           31
                                      Chicago IL 60606
Schiff Hardin & White                 233 S. Wacker Drive            N                           33
                                      Chicago IL 60606
Shaw, Pittman                         2300 N Street, NW              N                           46
                                      Washington DC 20037
Sidley & Austin                       One Bank Plaza                 N                        1,934
                                      Chicago IL 60603
Sonneschein Nath & Rosenthal          8000 Sears Tower               N                           58
                                      Chicago IL 60606
Thelen Reid & Priest LLP              875 Thrid Avenue               N                          125
                                      New York NY 10022
William J. Donohue                    1105 Blythe Ave                N                          149
                                      Drexel Hill PA 19026
Winston & Strawn                      35 W Wacker Dr                 N                          134
                                      Chicago IL 60601
Other (31 vendors)                                                                              142
                                                                                          ---------
                                                                                          $   5,548
                                                                                          ---------

Mail Services
Commonwealth Edison Company                                          A                    $     164
                                                                                          ---------

Maintenance and Repair
Power Labs                                                           A                    $     724
                                                                                          ---------

Occupation Health & Safety
Bensinger, DuPont & Associates        11300 Rockville                N                    $      60
                                      Rockville, MD 20852
Cape Health Solutions                 7511/2West Poplar Ave          N                           43
                                      West Wildwood NJ 08260
Concentra Medical Centers             POB 488                        N                           36
                                      Lombard IL 60148
Dr. John Koehler, MD                  750 Orth Rd                    N                           82
                                      Caledonia IL 61011-9471
Drugscan, Inc.                        1119 Mearns Rd                 N                          144
                                      Warminster PA 18974-0097
Granieri, Samuel J. MD                4109 Johnson Ave               N                           60
                                      Western Springs IL 60558
Intelistaf Health                     POB 503289                     N                           99
                                      St Louis MO 63150





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                     Relationship
                                                                     "A" Associate
From Whom Purchased                   Address                        "N" Non Associate       Amount
Occupation Health & Safety - continued
Medtox Laboratories Inc.              402 West County Road           N                           73
                                      Saint Paul MN 55112
Physician's Immediate Care            11475 North 2nd St             N                          130
                                      Machesney Park IL 61014
Psychiatric Associates                                               N                           37

Quest Diagnostics                     POB 64500                      N                           38
                                      Baltimore MD 21264
Theodore J. Hogan & Associates        103 Stephen Street             N                           78
                                      Lemont IL 60439
University of Pennsylvania            3733 Spruce St                 N                           87
                                      Philadelphia PA 19104
Other (108 vendors)                                                                             230
                                                                                          ---------
                                                                                          $   1,197
                                                                                          ---------
Outplacement Services
The Derson Group Ltd                  332 S Michigan Ave             N                    $      22
                                      Chicago IL 60604
                                                                                          ---------
                                                                                          $      22
                                                                                          ---------

Procurement
Inovis, Inc.                          1277 Lenox Park Blvd           N                    $      68
                                      Atlanta, GA 30319
Other (4 vendors)                                                    N                           34
                                                                                          ---------
                                                                                          $     102
                                                                                          ---------

Risk Management
Strategic Decision                    135 South LaSalle Street       N                    $      40
                                      Chicago, IL 60674-4628
Other (4 vendors)                                                                                46
                                                                                          ---------
                                                                                          $      86
                                                                                          ---------

Security Services (8 Vendors)                                        N                    $      44
                                                                                          ---------

Sky Boxes
Commonwealth Edison Company                                          A                    $      12
                                                                                          ---------

Stock Services
Equiserve                             4229 Collection Center Dr      N                    $   1,553
                                      Chicago IL 60693                                    ---------




                                       41




                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

               Outside Services Employed - Account 923 - continued
                                 (in thousands)
                                                                 Relationship
                                                                 "A" Associate
From Whom Purchased                   Address                    "N" Non Associate           Amount
Tax Service
Deloitte & Touche                     1700 Market St                 N                    $   1,674
                                      Philadelphia PA 19103-3984
KPMG, LLP                             100 Matson Ford Rd             N                          204
                                      Randor PA 19087-4568
Other (1 vendors)                                                    N                            2
                                                                                          ---------
                                                                                          $   1,880
                                                                                          ---------
Training
The American College                  270 Byn Mawr Ave               N                    $      33
                                      Bryn Mawr PA 19018
American Computers Educators          1617 JFK Boulevard             N                           52
                                      Philadelphia PA 19103
Center for Corporate Education        One Tower Lane                 N                           42
                                      Oakbrook Terrace IL 60181
Cheryl Coovert                        16010 River Road               N                           74
                                      Plainfield, IL 60544
Communispond, Inc.                    P O BOX 414826                 N                          126
                                      Boston, MA 02241-4826
Conference Board, Inc.                POB 4026                       N                           28
                                      New York NY 10261
The Corporate Learning Institue       1195 Summerhill Drive          N                           27
                                      Lisle IL 60532
CPS Corporate Consultants             400 N. Wells                   N                           60
                                      Chicago, IL 60610
Gelfond Group                         535 Route 38                   N                           37
                                      Cherry Hill NJ 08002
IMA, Inc.                             P O BOX 17854                  N                           52
                                      Denver, CO 80217-0854
Johnson, Fenner & Levy                PO Box 835                     N                          367
                                      Bryn Mawr PA 19010
Larraine Hall                         7002 99th Street               N                           37
                                      Chicago Ridge IL 60415
Management Associated Results Co      Inc (MARC)                     N                           80
                                      Terre Haute IN 47807
Northwestern University               633 Clark Street               N                          104
                                      Evanston IL 60208
Penn State University                 310 Business Admin Bldg        N                           68
                                      University Park PA 16802
Tedesco, Marilyn B.                                                  N                          202

Other (60 vendors)                                                                              254
                                                                                          ---------
                                                                                          $   1,643
                                                                                          ---------
Total Services                                                                            $ 109,611
                                                                                          =========


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                  Employee Pensions and Benefits - Account 926
                                 (in thousands)
Instructions:

Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

Description                                                     Amount

Pension                                                      $  10,303
Medical Plan                                                     7,879
Post Retirement Benefits other than Pensions                     6,691
Employee Savings and Investment Plan                             3,735
Variable Stock Options                                           2,303
Executive Life Insurance                                         1,668
Long Term Disability                                               861
Unearned Compensation on Executive Trusts                          700
Dental Plan                                                        618
Tuition Reimbursement                                              377
Excess Benefit Savings Plan                                        301
Other Benefits                                                     348
                                                             ---------
         TOTAL                                               $  35,784
                                                             =========


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                  General Advertising Expenses - Account 930.1
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 930.1, "General Advertising
Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

Description                    Name of Payee                                     Amount
Advertising Management         Advantage Marketing Group                        $     77
                               JRS Consulting, Inc.                                   81
                               New Communications, Inc.                                4
                               Norton Rubble & Mertz Advertising                       3
                               Renard Communications, Inc.                             3
                               Summit Marketing Group                                  4
                               Tierney Communications                              1,044
                                                                                --------
                                                                                $  1,216
                                                                                --------

Sponsorship                    Center for Clean Air Policy                      $      5
                               Chicago Bulls                                         518
                               The Chicago Network                                    15
                               Chicago White Sox                                     263
                               EFK Group                                             184
                               Hamdard Center for Health and Human Services           10
                               Human Resource Planning Society                         4
                               Network of Exelon Women                                 8
                               NSHMBA                                                  7
                               Philadelphia Sports Congress                           25
                               United States Golf Association                         67
                               University of Southern California                       6
                               Other                                                   9
                                                                                --------
                                                                                $  1,121
                                                                                --------


                                       44


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

            General Advertising Expenses - Account 930.1 - continued
                                 (in thousands)

Description                    Name of Payee                                    Amount
Promotions                     1492 Hospitality                                 $     10
                               All American Sign Company                               4
                               Artcraft & Foremost                                    36
                               Barton G                                                9
                               Bridgeforth Wolf & Associates                           3
                               Chicago Exhibit Productions                            16
                               Covert Operations                                       5
                               D & D Interactive                                       5
                               Exelon Generation Company, LLC                        175
                               Iris Alicea                                            10
                               Jo Davies Workshop, Inc.                                6
                               JWT Specialized Communications                         23
                               Linjen Promotions, Inc.                                 7
                               Ridgewood Caterer                                      19
                               Other                                                   5
                                                                                --------
                                                                                $    333
                                                                                --------

Brand Management               Kass Uehling                                     $     24
                                                                                --------

Print Advertisement            RealPhilly                                       $     12
                                                                                --------

                                               TOTAL                            $  2,706
                                                                                ========





                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                 Miscellaneous General Expenses - Account 930.2
                                 (in thousands)
Instructions:

Provide a listing  of the  amount  included  in  Account  930.2,  "Miscellaneous
General Expenses," classifying such expenses according to their nature. Payments and expense permitted by Section 321 (b)(2) of the Federal Election Campaign
Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. 441(b)(2)) shall be separately classified.

Description                                                                       Amount
Annual Meeting                                                                    $     94
Annual Report                                                                        1,450
Contributions to Industry/Industry Conferences                                         202
Corporate Memberships                                                                  256
Director Services, Including Fees                                                    1,576
Financial Report Printing                                                              116
Shareholder Services                                                                    39
Trust Administration                                                                     8
Write-off of Restructuring Balances                                                   (457)
                                                                                  --------
                                            TOTAL                                 $  3,284
                                                                                  ========



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                               Rents - Account 931
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 931, "Rents," classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

Type of Property                                                                  Amount

305 Structures and Improvements                                                   $ 12,736
307 Equipment - Informational Technology                                               532
                                                                                  --------

                                                              TOTAL               $ 13,268
                                                                                  ========




                                       46


                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                   Taxes Other Than Income Taxes - Account 408
                                  in thousands)
Instructions:

Provide an analysis of Account 408, "Taxes Other Than Income Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S.
Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

Kind of Tax                                                                       Amount

U.S. Government Taxes
     Federal Insurance Contribution Tax (FICA)                                    $  5,144
     Federal Unemployment Insurance Tax (FUTA)                                          66
                                                                                  --------
         SUBTOTAL                                                                 $  5,210
                                                                                  --------
Other than U.S. Government Taxes
     State Unemployment Insurance Tax (SUTA)                                      $    308
     Medicare Tax                                                                    1,825
     Use tax                                                                           129
     Other                                                                              18
                                                                                  --------
         SUBTOTAL                                                                 $  2,280
                                                                                  --------
              TOTAL                                                               $  7,490
                                                                                  ========






                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                            Donations - Account 426.1
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 426.1, "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

Name of Recipient                           Purpose of Donation                       Amount
American Lung Association                      Charitable                         $     15
American Red Cross                             Charitable                                5
The Art Institute of Chicago                   Charitable                              305
Arts & Business Council of Chicago             Charitable                                5
Asian American Community                       Charitable                                6
Association of Fundraising Professionals       Charitable                               10
Auburn Alumni Engineering Council              Charitable                                5
Auburn University Foundation                   Charitable                               5
Big Shoulders Fund                             Charitable                              100
Boys & Girls Club                              Charitable                               15
C.U.R.E.                                       Charitable                                6
CAEL                                           Charitable                               25
Camphill Special School                        Charitable                                5
The Carpenters Company of the City             Charitable                                4
The Carter Center, Inc.                        Charitable                                8
Catholic Theological Union                     Charitable                               10
Central DuPage Health Foundation               Charitable                                5
Chicago Area Council                           Charitable                               10
Chicago Cares                                  Charitable                               10
Chicago Council on Foreign Relation            Charitable                               10
Chicago Foundation for Women                   Charitable                                5
Chicago Historical Society                     Charitable                              260
Chicago Minority Business                      Charitable                                6
Chicago Park District                          Charitable                              475
Chicago Shakespeare Theatre                    Charitable                               15
Chicago Symphony Orchestra                     Charitable                               25
Chicagoland Chamber of Commerce                Charitable                                6
Children First Inc                             Charitable                               36
Conference Board, Inc.                         Charitable                                9
Congressional Hispanic Caucus                  Charitable                               15
The Conservation Fund                          Charitable                                5
DePaul University                              Charitable                                3
Drexel University                              Charitable                               16
Easter Seals of DuPage                         Charitable                                5
Epilepsy Foundation of Greater Chicago         Charitable                                3
Erikson Institute                              Charitable                               30
Executives Club of Chicago                     Charitable                                4
Field Museum of Natural History                Charitable                              100
Francis W. Parker School                       Charitable                               10
Friends of the Park                            Charitable                                6
Girl Scouts of Chicago                         Charitable                               10
Granville Academy National                     Charitable                               50



                                       48

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                      Donations - Account 426.1 - continued
                                 (in thousands)

Name of Recipient Purpose of Donation          Amount
Greater Chicago Food Depository                Charitable                         $      3
Hispanic Alliance for Career Enhancement       Charitable                                8
Hispanic Association on Corporate
   Responsibility                              Charitable                                7
Holocaust Memorial Foundation of Illinois      Charitable                               10
Horizons for Youth                             Charitable                               10
Hubbard Street Dance of Chicago                Charitable                               10
Illinois Bar Association                       Charitable                                5
Illinois Institute of Technology               Charitable                               90
Immaculate Conception School                   Charitable                                6
The Joffrey Ballet of Chicago                  Charitable                               10
John F. Kennedy Center for the Performing
     Arts                                      Charitable                               10
John G. Shedd Aquarium                         Charitable                                5
Junior Achievement                             Charitable                                5
Juvenile Diabetes Research                     Charitable                               25
Latin School                                   Charitable                                5
Lehigh University                              Charitable                                6
Lights of Liberty                              Charitable                              200
Lincoln Park Zoo                               Charitable                                5
Lincoln University                             Charitable                               12
Lyric Opera of Chicago                         Charitable                               50
Magee Rehabilitation Foundation                Charitable                                5
Merit School of Music                          Charitable                               25
Mexican American Legal Defense                 Charitable                               20
Museum of Science and Industry                 Charitable                               24
NAACP Illinois State Conference                Charitable                                5
Nami Kane County South, Inc.                   Charitable                                5
National Association of Neighborhoods          Charitable                                5
National Constitution Center                   Charitable                               50
National Fund for US Botanic Garden            Charitable                               15
National Hispanic Press Foundation             Charitable                               30
National Legal Aid & Defender                  Charitable                                5
National Puerto Rican Coalition Inc            Charitable                                5
National Safety Council                        Charitable                               15
The Nature Conservatory                        Charitable                              150
New America Alliance                           Charitable                               15
Newman Center                                  Charitable                                5
Northwestern University                        Charitable                              111
Operation Good Neighborhood Foundation         Charitable                               25
Pennsylvania Ballet                            Charitable                               10
The People's Music School                      Charitable                               23
Perspectives Charter School                    Charitable                                4
Philadelphia Hospitality, Inc.                 Charitable                                4
Play for Peace                                 Charitable                                5
Purdue University Foundation                   Charitable                                4
Ravinia Festival Association                   Charitable                               10
Resources for the Future                       Charitable                               50




                                       49

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                      Donations - Account 426.1 - continued
                                 (in thousands)

Name of Recipient Purpose of Donation          Amount
Sacred Heart High School                       Charitable                               10
Saint Joseph School                            Charitable                                3
Scholarship Chicago                            Charitable                                8
Shoah Visual History Foundation                Charitable                                5
Society of Hispanic Professional Engineers     Charitable                               10
Spanish Coalition for Jobs, Inc.               Charitable                               21
Steppenwolf Theatre Company                    Charitable                               10
Studio Chicago                                 Charitable                                3
The Ripon Educational Fund                     Charitable                               23
Trinity Lutheran School                        Charitable                                4
U.S. Chamber of Commerce                       Charitable                               25
United Negro College Fund                      Charitable                               13
United States Hispanic Leadership              Charitable                               15
United States Holocaust Memorial Museum        Charitable                               50
United States Naval Academy                    Charitable                                4
United Way                                     Charitable                                4
University of Chicago Cancer Research
   Foundations                                 Charitable                               25
University of Notre Dame                       Charitable                                3
University of Pennsylvania                     Charitable                               31
USC Educational Foundation                     Charitable                               25
USO of Illinois                                Charitable                               10
Victory Gardens Theatre                        Charitable                               15
Women Employed Institute                       Charitable                               15
YMCA of Metropolitan Chicago                   Charitable                               15
YWCA of Metropolitan Chicago                   Charitable                               13
Other Universities and Schools
   (343 items under $3,000)                    Charitable                              167
Other (55 items under $3,000)                  Charitable                               67
                                                                                  --------
                                                              TOTAL               $  3,359
                                                                                  ========



                                       50

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                        Other Deductions - Account 426.5
                                 (in thousands)
Instructions:

Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

Description                             Name of Payee                             Amount
Bank Commitment Fees                    Bank One                                  $    211
                                                                                  --------

Public Relations                        Akin, Gump, Strauss, Haver & Feld         $
                                        Capitol Tax Partners                           180
                                        Government Strategies Inc.                      67
                                        Image Base                                      20
                                        John H. Sununu                                  67
                                        Johnston & Associates                           15
                                        Kass Uehling Inc.                               19
                                        Kessler & Associates Business Services          90
                                        Klett, Rooney, Lieber & Schorling               16
                                        McGovern & Smith                                40
                                        Morris Schreim                                  93
                                        PR Newswire, Inc.                               48
                                        The Washington Group                           300
                                        Other                                           30
                                                                                  --------
                                                                                  $    985
                                                                                  --------

Employee Settlements                                                              $    114
                                                                                  --------

Exelon PAC Administration               Comerica Bank                             $     34
                                        Democratic Leadership Council                   50
                                                                                  --------
                                                                                  $     84
                                                                                  --------
Stock Listing Fees                      New York Stock Exchange                   $    305
                                        Chicago Stock Exchange                           3
                                                                                  --------
                                                                                  $    308
                                                                                  --------

                                                              TOTAL               $  1,702
                                                                                  ========



                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                      For the Year Ended December 31, 2003

                  Schedule XVIII - Notes to Statement of Income

Instructions:

The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increases in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

See Schedule XIV, Notes to Financial Statements

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                               Organization Chart
                             As of December 31, 2003


John W. Rowe - Chairman and Chief Executive Officer, Exelon Corporation
         Oliver D. Kingsley, Jr. - President and Chief Operating Officer, Exelon
                   Corporation
                  Michael A. Bemis - Senior Vice President, Exelon Corporation;
                          President of Exelon Energy Delivery Company LLC
                     Frank M. Clark - Senior Vice President, Exelon Corporation;
                          President, Commonwealth Edison Company
                     Denis P. O'Brien - President, PECO Energy Company
                  Ian P. McLean - Executive Vice President, Exelon Corporation;
                             President, Power Team, Exelon Generation
                  John F. Young - Senior Vice President, Exelon Corporation;
                             President, Exelon Power
                  John L. Skolds - Senior Vice President, Exelon Generation;
                             President and Chief Nuclear Officer, Exelon Nuclear
                  David W. Woods - Senior Vice President, Government and Public
                             Affairs, Exelon Corporation
         Pamela B. Strobel - Executive Vice President and Chief Administrative
                             Officer, Exelon Corporation
                 Ruth Ann M. Gillis - Senior Vice President, Exelon Corporation;
                             President, Exelon Business Services Company
                 George H. Gilmore, Jr. - Senior Vice President, Exelon
                             Corporation; President, Enterprises Company LLC Robert S. Shapard - Executive Vice President and Chief Financial
                             Officer, Exelon Corporation
                  J. Barry Mitchell, Senior Vice President and Treasurer, Exelon
                             Corporation
         Randall E. Mehrberg - Executive Vice President and General Counsel,
                             Exelon Corporation
                  Richard H. Glanton - Senior Vice President, Mergers and
                             Acquisitions, Exelon Corporation
                  Katherine K. Combs - Vice President, Corporate Secretary and
                             Deputy General Counsel, Exelon Corporation
         Elizabeth Anne Moler - Executive Vice President, Government and
                     Environmental Affairs and Public Policy, Exelon Corporation
         S. Gary Snodgrass - Senior Vice President and Chief Human Resources
                     Officer, Exelon Corporation

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                              Methods of Allocation

General:

         Direct charges shall be made so far as costs can be identified and related to the particular transactions involved without excessive effort or expense. Other elements of cost, including taxes, interest, other overhead, and compensation for the use of capital procured by the issuance of capital stock, shall be fairly and equitably allocated using the ratios set forth below.

Revenue Related Ratios:

         Revenues
         Sales - Units sold and/or transported
         Number of Customers

Expenditure Related Ratios:

         Total Expenditures
         Operations and Maintenance Expenditures
         Capital Expenditures
         Service Company Billings
         Service Company SLA Billings (Non-governance)

Labor/Payroll Related Ratios:

         Labor / Payroll
         Number of Employees

Units Related Ratios:

         Usage             (for example: CPU's, square feet , number of vendor
                            invoice payments)
         Consumption       (for example: tons of coal, gallons of oil, MMBTU's)
         Capacity          (for example: nameplate generating capacity, peak
                            load, gas throughput)
         Other units related

Assets Related Ratios:

         Total Assets
         Current Assets
         Gross Plant

Composite Ratios:

         Total Average Assets and 12 months ended Gross Payroll
         Other composite ratios

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

           Annual Statement of Compensation for Use of Capital Billed
                                 (in thousands)

       Account 430    Interest on debt to associate companies       $   1,495

Form U-13-60

Exhibit # 1

This exhibit is made pursuant to Exelon's Form U-1 Application-Declaration, as amended (the "Merger U-1") dated October 18, 2000 and the Commission's Order dated October 19, 2000. This exhibit reports information concerning non-service associate company transactions provided during the period from July 1, 2003 through December 31, 2003. Any capitalized terms used herein but not defined have the respective meanings given in the Merger U-1 or in the Commission's Order.

See attached spreadsheet for:

     1.   List of companies providing services;

     2.   List of companies receiving services;

     3.   A description of the type of services provided;

     4.   The dollar amount of the services provided, by category;

     5. A description of the method of charging for services, i.e., cost, or, if permitted, other than cost;

     6. A reference to the agreement under which such services were provided and transfer charges were based.

An income statement and balance sheet for each service provider for, and as of, the most recently completed fiscal year, is being provided confidentially on Form SE.

                ANNUAL REPORT OF EXELON BUSINESS SERVICES COMPANY

                                Signature Clause

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                        Exelon Business Services Company
--------------------------------------------------------------------------------
                           (Name of Reporting Company)

                           By: /s/ Robert S. Shapard
 -------------------------------------------------------------------------------
                         (Signature of Signing Officer)


     Robert S. Shapard, Executive Vice-President and Chief Financial Officer
--------------------------------------------------------------------------------
                   (Printed Name and Title of Signing Officer)


Date:    April 30, 2004
         ----------------